Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 96 to the Registration Statement (Form N-1A, No 033-23166) of Morgan Stanley Institutional Fund, Inc., and to the incorporation by reference of our report, dated February 24, 2011, on the US Real Estate Portfolio and Small Company Growth Portfolio, two of the portfolios constituting Morgan Stanley Institutional Fund, Inc., included in the Annual Report to Shareholders for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 22, 2011